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                                                                     EXHIBIT 3.1

                              RESTATED CERTIFICATE
                                OF INCORPORATION
                         KINGS ROAD ENTERTAINMENT, INC.
                         (Pursuant to Section 245 of the
                        Delaware General Corporation Law)


        KINGS ROAD ENTERTAINMENT, INC., a corporation originally incorporated on February 8, 1980, under the name of Kings Road Productions, Inc., under the General Corporation Law of Delaware, hereby amends and restates its Certificate of Incorporation so that the same shall read in its entirety as follows:

                FIRST: The name of the corporation is KINGS ROAD ENTERTAINMENT, INC.

                SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                THIRD: The nature of the business or purposes to be conducted or promoted is:

                To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 12,000,000 shares, consisting of 12,000,000 shares of Common Stock, $.01 par value.

                FIFTH: Bylaws for the Corporation may be adopted, amended or repealed, at any time and from time to time, by the stockholders or the board of Directors.

                SIXTH: A. The Board of Directors shall be divided into three classes as nearly equal in number as reasonably possible, designated Class 1, Class 2 and Class 3. The initial terms of office shall expire as follows: Class 1 directors, at the annual meeting of stockholders in 1988; Class 2 directors, at the annual meeting of stockholders in 1989; Class 3 directors, at the annual meeting of stockholders in 1990. Thereafter, at each annual meeting of stockholders, successors to the class of directors whose terms of office expire in that year shall be elected to hold office for a term of three (3) years. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

                       B. No director of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B shall apply to or have any effect on the liability


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        or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


        This restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and the Bylaws of this Corporation. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provision of this Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

        The undersigned declare under penalty of perjury under the laws of the State of Delaware that the statements contained in the foregoing Certificate are true and correct of their own knowledge.

        Executed at Los Angeles, California on July 16, 1998.


                                   KINGS ROAD ENTERTAINMENT, INC.
                                   A Delaware Corporation



                                   By:   /s/Kenneth I. Aguado
                                        -------------------------------
                                        KENNETH I. AGUADO, President



ATTEST:



/s/Christopher M. Trunkey
-------------------------------
CHRISTOPHER TRUNKEY, Secretary


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